                                                                   EXHIBIT 23.01

                              CONSENT OF KPMG LLP,
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Ocular Sciences, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-32999) on Form S-8 of Ocular Sciences, Inc. of our reports dated February 2, 2001, relating to the consolidated balance sheets of Ocular Sciences, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of Ocular Sciences, Inc.

                                             KPMG LLP

San Francisco, California
March 30, 2001